Exhibit 1
Atomic Giant.com, Inc.
Form 10-SB

                    ARTICLES OF INCORPORATION

                               OF
                     Atomic Giant.com, Inc.

     We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of the corporation under the provisions of the Utah Revised Business Corporation Act (hereinafter called the "Act"), do hereby adopt the following Articles of Incorporation for such Corporation.

                            ARTICLE I

     Name. The name of the corporation (hereinafter called the "Corporation") is
                     Atomic Giant.com. Inc.

                           ARTICLE 11

     Period of Duration. This corporation shall exist in perpetuity unless it is otherwise terminated by law, or by the voluntary action of the stockholders.

                           ARTICLE III

     Purpose and Powers. The purposes for which this Corporation is organized are as follows: To engage in the development and marketing of various Internet and Internet-related products and services, including the development and marketing of e-mail databases, and to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Act. To acquire, and pay for in cash, stocks or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

     To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state or government.

     To borrow or raise moneys for any of the purposes of the corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds, or other obligations of the corporation for its corporate purposes.
     In general, to carry on any other lawful business, and to have and exercise all the power conferred by the laws of the State of Utah upon corporations formed under the Utah Revised Business Corporation Act, and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do.

                           ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of common stock each having no par value. All stock of the Corporation shall be of the same class and shall have unlimited voting rights provided in the Utah Revised Business Corporation Act. Fully paid stock of this Corporation shall not be liable for further call or assessment.

                            ARTICLE V

     Incorporators. The name and post office address of each incorporator is:

     Miles Pitcher                      Josh Miller
     4643 North Mile High Drive         4643 North Mile High Drive
     Provo, Utah 84604                  Provo, Utah 84604

                           ARTICLE VI

     Directors. The Corporation shall be governed by a Board of Directors consisting of no more than nine (9) directors. Directors need not be stockholders of the Corporation. The number of Directors constituting the initial Board of Directors 2 and the names and post office addresses of the persons who shall serve as Directors until their successors are elected and qualified are:

     Miles Pitcher, president           Josh Miller, secretary
     4643 North Mile High Drive         4643 North Mile High Drive
     Provo, Utah 84604                  Provo, Utah 84604

The Board of Directors is, and shall be, authorized to transact the business and exercise the corporate powers of the corporation.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and/or repeal the By-Laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                           ARTICLE VII

     Meetings of the stockholders may be held outside the State of Utah. At the elections of Directors of the corporation, each stockholder of record shall be entitled to one vote for every share of stock standing in his/her name on the books of the corporation.

                          ARTICLE VIII

     Commencement of Business. The Corporation shall not commence business until at least $1000.00 has been received by the Corporation as consideration for the issuance of its shares.

                           ARTICLE IX

     Preemptive Rights. There shall be no preemptive rights to acquire unissued an/or treasury shares of the stock of the Corporation.

                            ARTICLE X

     The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever.

                           ARTICLE XI

     The corporation may enter into any kind of contract or agreement, cooperative or profit sharing plan, with its officers or employees that the Directors may deem advantageous or expedient, or otherwise to reward or pay persons for their services, as the Directors may deem fit.

                           ARTICLE XII

     The Board of Directors of the corporation may from time to time declare, and the corporation may pay dividends on its outstanding shares in cash, property or its own shares.

                          ARTICLE XIII

     Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many person as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

                           ARTICLE XIV

     Initial Registered Office and Initial Registered Age. The address of the initial registered office of the Corporation is 4643 North Mile High Drive Provo, Utah 84604, and the initial
Registered Agent at such office Miles Pitcher.

I hereby acknowledge and accept appointment as corporation registered agent:

/s/ Miles Pitcher

     IN WITNESS WHEREOF, we Miles Pitcher and Josh Miller have executed, under penalties of perjury, these Articles of Incorporation in duplicate this 10th day of February, 1999 and say:

That they are all incorporators herein; that they have read the above and foregoing Articles of Incorporation; know the contents thereof and that the same is true to the best of their/I knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters they believe to be true.

                                   /s/Miles Pitcher

                                   /s/ Josh Miller